Exhibit 99.1

Satcom Direct, Inc.

and Subsidiaries and

Combined Affiliates

Consolidated and Combined Financial Report

December 31, 2023

Independent Auditor’s Report

Board of Directors and Shareholder

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Opinion

We have audited the consolidated and combined financial statements of Satcom Direct, Inc. and Subsidiaries and Combined Affiliates (the Company), which comprise the consolidated and combined balance sheets as of December 31, 2023 and 2022, the related consolidated and combined statements of income, comprehensive income, changes in stockholder’s equity (deficit) and cash flows for the years then ended, and the related notes to the consolidated and combined financial statements (collectively, the financial statements).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

As discussed in Note 2 to the financial statements, the Company has elected to change its method of accounting for goodwill and customer relationships to eliminate the Private Company Council alternative elections previously taken and has made certain reclassifications in order to be in compliance with Regulation S-X. Our opinion is not modified with respect to this matter.

Emphasis of Matter

As discussed in Note 2 to the financial statements, the 2023 and 2022 financial statements have been restated to correct misstatements. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•
Exercise professional judgment and maintain professional skepticism throughout the audit.
•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ RSM US LLP

Orlando, Florida

April 25, 2024, except for Note 2 as to

which the date is February 17, 2025

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Consolidated and Combined Balance Sheets

(in thousands)

	As Restated	As Restated
	December 31, 2023	December 31, 2022
Assets

Current assets:
Cash and cash equivalents	$3,078	$1,401
Accounts receivable, net of allowances of $2,547 and $2,860, respectively	71,235	51,270
Inventories, net	19,172	11,646
Prepaid expenses and other current assets	10,844	8,693
Total current assets	104,329	73,010

Non-current assets:
Property, plant and equipment, net	49,944	71,399
Intangible assets, net	3,543	4,547
Goodwill, net	9,869	9,869
Deferred income taxes	85	292
Deposits and other assets	4,290	353
Operating right-of-use assets	3,806	4,231
Total non-current assets	71,537	90,691

Total assets	$175,866	$163,701

Liabilities and Stockholder's Equity (Deficit)

Current liabilities:
Accounts payable	$47,336	$37,273
Accrued expenses	20,640	20,279
Deferred revenue, short-term	29,713	25,961
Current maturities of long-term debt	1,838	6,193
Current maturities of operating lease liabilities	452	512
Total current liabilities	99,979	90,218

Non-current liabilities:
Long-term debt, less current maturities	63,149	66,600
Deferred revenue, long-term	8,507	7,605
Due to stockholder	-	45
Operating lease liabilities, less current maturities	4,067	4,464
Total non-current liabilities	75,723	78,714

Total liabilities	175,702	168,932

Commitments and contingencies (Notes 7, 10, 11, and 12)

Stockholder's equity (deficit):
Common stock, $1 par value; 10,100 shares authorized; 2,100 shares issued
and outstanding at December 31, 2023, and 2022	2	2
Additional paid-in capital	3,187	3,187
Retained earnings	58,058	53,026
Accumulated other comprehensive loss	(1,083)	(1,446)
	60,164	54,769

Treasury stock, at cost, 630 shares held at December 31, 2023, and 2022	(60,000)	(60,000)
Total stockholder's equity (deficit)	164	(5,231)

Total liabilities and stockholder's equity (deficit)	$175,866	$163,701

See notes to consolidated and combined financial statements.

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Consolidated and Combined Statements of Income

(in thousands)

	As Restated	As Restated
	For the Years Ended December 31,
	2023	2022

Revenue:
Service revenue	$401,442	$354,375
Equipment revenue	46,158	30,948
Total revenue	447,600	385,323
Operating expenses:
Cost of service revenue (exclusive of items shown below)	251,547	223,867
Cost of equipment revenue (exclusive of items shown below)	31,082	19,636
Employee expense	62,696	61,586
Travel and entertainment	4,398	4,025
Marketing expense	2,694	2,732
Depreciation and amortization expense	13,079	16,337
Loss (gain) on disposal of property, plant, and equipment	10,179	(8,943)
Professional fees	5,051	4,688
Information technology services	4,836	5,449
Other general and administrative expenses	18,082	24,072
Total operating expenses	403,644	353,449
Operating Income	43,956	31,874
Other (expenses) income:
Interest expense	(3,957)	(3,024)
Other (expenses) income, net	1,549	1,200
Total other (expenses) income	(2,408)	(1,824)
Income before tax provision	41,548	30,050
Income tax provision	1,911	206
Net income	$39,637	$29,844

See notes to consolidated and combined financial statements.

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Consolidated and Combined Statements of Comprehensive Income

(in thousands)

	As Restated	As Restated
	For the Years Ended December 31,
	2023	2022

Net income	$39,637	$29,844

Other comprehensive income (loss):
Foreign currency translation adjustment	363	(356)

Comprehensive income	$40,000	$29,488

See notes to consolidated and combined financial statements.

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Consolidated and Combined Statements of Stockholder's (Deficit) Equity

(in thousands)

Years Ended December 31, 2023 and 2022

	2023

		Satcom Direct
	Satcom Direct,	Government,
	Inc. and	Inc. and
	Subsidiaries	Subsidiaries	Combined
Common stock, $1.00 par value:
10,100 Authorized; 2,100 issued and outstanding beginning and ending:	$2	$-	$2

Additional paid-in capital	3,187	-	3,187

Retained earnings:
Balance, beginning, as restated	37,555	15,471	53,026
Add net income (deduct net loss), as restated	39,816	(179)	39,637
Deduct stockholder distributions	(33,272)	(1,333)	(34,605)
Balance, ending	44,099	13,959	58,058

Accumulated other comprehensive income
Balance, beginning	(1,446)	-	(1,446)
Add foreign currency translation adjustment	363	-	363
Balance, ending	(1,083)	-	(1,083)

Treasury stock, at cost, 630 shares held at December 31, 2023 and 2022	(57,143)	(2,857)	(60,000)

Total stockholder's (deficit) equity, as restated	$(10,938)	$11,102	$164

	2022

		Satcom Direct
	Satcom Direct,	Government,
	Inc. and	Inc. and
	Subsidiaries	Subsidiaries	Combined
Common stock, $1.00 par value:
10,100 Authorized; 2,100 issued and outstanding beginning and ending:	$2	$-	$2

Additional paid-in capital	3,187	-	3,187

Retained earnings:
Balance, beginning as previously stated	20,080	7,051	27,131
Change in method of accounting	3,131	-	3,131
Error corrections	(2,433)	-	(2,433)
Balance, restated	20,778	7,051	27,829
Add net income, as restated	21,054	8,790	29,844
Deduct stockholder distributions	(4,277)	(370)	(4,647)
Balance, ending, as restated	37,555	15,471	53,026

Accumulated other comprehensive loss
Balance, beginning	(1,090)	-	(1,090)
Deduct foreign currency translation adjustment	(356)	-	(356)
Balance, ending	(1,446)	-	(1,446)

Treasury stock, at cost, 630 shares held at December 31, 2022 and 2021	(57,143)	(2,857)	(60,000)

Total stockholder's (deficit) equity, as restated	$(17,845)	$12,614	$(5,231)

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Consolidated and Combined Statements of Cash Flows

(in thousands)

	As Restated	As Restated
	For the Years Ended December 31,
	2023	2022
Cash flows from operating activities:
Net income	$39,637	$29,844
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,079	16,337
Debt issuance cost amortization	88	(78)
Provision for credit losses	520	460
Reserve for inventory obsolescence	465	47
Loss (gain) on disposal of property, plant and equipment	10,179	(8,943)
Deferred income taxes	207	(292)
Accounts receivable	(20,438)	(6,887)
Inventories	(7,986)	(2,458)
Prepaid expenses and other current assets	(2,141)	4,331
Intangible assets	(106)	(57)
Operating right-of-use assets	424	640
Deposits and other assets	(2,442)	48
Accounts payable	9,977	(4,008)
Accrued expenses	277	2,544
Deferred revenue	4,654	(12,448)
Operating lease liabilities	(465)	97
Net cash provided by operating activities	45,929	19,177

Cash flows from investing activities:
Purchases of property, plant and equipment	(6,718)	(10,113)
Proceeds from disposal of property, plant and equipment	6,049	24,844
Net cash (used in) provided by investing activities	(669)	14,731

Cash flows from financing activities:
Stockholder distributions	(34,605)	(4,647)
Net proceeds (repayment) from line of credit	19,159	27,453
Proceeds from long-term debt	-	20,000
Payments on long-term debt	(27,054)	(23,213)
Purchase of interest rate swap	(1,360)	-
Payments on amount due to stockholder	(45)	(60,579)
Net cash used in financing activities	(43,905)	(40,986)

Effect of foreign currency on cash	322	(154)

Net increase (decrease) in cash and cash equivalents	1,677	(7,232)

Cash and cash equivalents:
Beginning	1,401	8,633

Ending	$3,078	$1,401

Supplemental disclosures of cash flow information:
Cash paid for interest	$3,738	$2,954

Cash paid for income taxes	$817	$239

See notes to consolidated and combined financial statements.

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Notes to Consolidated and Combined Financial Statements

Note 1.
Nature of Operations, Principles of Combination and Significant Accounting Policies

Nature of operations: Satcom Direct, Inc. and Subsidiaries (SD, the “Company,” “we,” “us” or “our”) and its related affiliates: Satcom Direct Government, Inc. and Subsidiaries (SDG), Satcom Direct Finance, Inc. (SDF) and Satcom Direct Holding Company, LLC and Subsidiaries (SDHC), provide global satellite based communication solutions primarily for business, military and government aircraft.

SD (and subsidiaries), a Florida based company founded in 1997 with world headquarters located in Melbourne Florida, provides most of the Company’s services for its business users. In 2023, SD de-registered from Minnesota and registered in Florida. Included within SD’s subsidiaries are the following entities: Stewart Ratcliff Aviation Services, Inc. (d/b/a Aircraftlogs.com) (ACL), Satcom Direct Avionics, Inc., Satcom Direct Avionics, ULC (SDA), Satcom Direct Canada, Inc., N321SD, Inc., Satcom Direct-Australia Pty Ltd, Satcom Direct International, Limited and Satcom Direct Rus, LLC, Satcom Direct Finance, Inc. (SDF), Satcom Direct PTE Ltd.

SDG (and subsidiaries), a Florida based company formed in 2013, provides the Company’s services primarily to the U.S. government. Included in SDG’s subsidiaries are the following entities: N929SD, Inc. and Comsat, Inc (Comsat).

SDF, a Florida based company, formed in 2021, provides the Company’s customers with trade receivable financing options. This company has no balances or activity as of December 31, 2023 or 2022, or the years then ended.

SDHC (and subsidiaries), a Florida limited liability company formed in 2011, provides the Company’s services in Brazil. This company has no balances or activity as of December 31, 2023 or 2022, or the years then ended.

Basis of presentation: The consolidated and combined financial statements include the consolidated accounts of SD and its wholly owned subsidiaries, the consolidated accounts of SDC and its wholly owned subsidiaries, the accounts of SDF, and the consolidated accounts of SDHC and its wholly owned subsidiaries, which have been combined on the basis of common ownership. All intercompany accounts and transactions have been eliminated in consolidation and combination.

The consolidated and combined financial statements and notes have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and in conformity with Rule 3-05 of Regulation S-X promulgated under the Securities Act of 1933, as amended (the Securities Act).

A summary of the Company’s significant accounting policies is as follows:

Use of estimates: The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the consolidated and combined financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. On an ongoing basis, management evaluates the significant estimates and bases such estimates on historical experience and various other assumptions believed to be reasonable under the circumstances. However, actual results could differ materially from those estimates.

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Notes to Consolidated and Combined Financial Statements

Significant risks and uncertainties: Our operations are subject to certain risks and uncertainties, including without limitation those associated with fluctuations in operating results, implementation of our technology roadmap, strategic alliances, relationships with customers, suppliers and dealers, supply chain disruptions, funding of our growth, financing terms that may restrict operations, regulatory issues, competition, the economy, technology trends, evolving industry standards and other events that may impact the demand for air travel.

Revenue recognition: The Company recognizes revenue in accordance with Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers, which provides a five-step model to recognize revenue from contracts with customers through the following steps:

•
Identification of the contract, or contracts with a customer
•
Identification of the performance obligations in the contract
•
Determination of the transaction price
•
Allocation of the transaction price to the performance obligations in the contact
•
Recognition of revenue as performance obligations are satisfied

Disaggregated revenue: The Company has a comprehensive offering of products and services including, connectivity services, hardware and software as a service (SaaS) that the Company sells to business aviation and the military and governments.

Below is a summary of the Company’s discrete service lines based off timing of revenue recognition

(in thousands):

	For the Years Ended December 31,
	2023	2022

Connectivity services (transferred over time)	$392,606	$346,992
Hardware (transferred at point in time)	46,158	30,948
Software as a service (transferred over time)	8,836	7,383
Net sales	$447,600	$385,323

Connectivity services: The Company is a global service provider for satellite telecommunication connectivity services for aircraft’s, vehicles, vessels, and land-based use. Connectivity services include flights safety services, communication, navigation, and internet connectivity. The Company provides the stand-ready obligation to provide connectivity services of distinct time periods that are substantially the same and have the same pattern of transfer of control to the customer, and as such is accounted for as a series. The Company offers two types of connectivity services: usage-based and monthly subscription based, both of which are recognized over time. The usage-based revenues are recognized when the connectivity services are used by the customer and thus when the data is transferred to the customer over time. The monthly subscription based contract revenues are recognized ratably over the subscription term beginning on the date the service is made available to the customer. Generally, contract terms are one to two years in length.

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Notes to Consolidated and Combined Financial Statements

Hardware products: The Company‘s hardware products include avionics communication equipment such as, routers, Wi-Fi hubs, data link units and antennas. The Company recognizes revenue when control of such hardware is transferred to the customer upon the shipment of products (point in time). The Company has elected to treat shipping and handling activities related to contracts with customers as fulfillment costs, and not as separate performance obligations, and accrues the related costs when the related revenue is recognized.

Software as a service: The Company’s SaaS includes flight scheduling data, engine cycle times, flight safety, communications, threat monitoring, cybersecurity, navigation, and application program interface (API) integrations with third party software services. The Company’s software as service subscription services represent a stand-ready obligation to provide access to the hosted software solution and customer support. Customers are not able to take possession of the software or transfer hosting to a third party. The SaaS is a stand-ready obligation to provide a series of distinct SaaS periods that are substantially the same and have the same pattern of transfer of control to the customer, and as such is accounted for as a series. The Company recognizes SaaS revenue ratably over the subscription term beginning on the date the service is made available to the customer (over time).

Contract balances: The timing of revenue recognition may not align with the right to invoice the customer. The Company records accounts receivable when it has the unconditional right to invoice regardless of whether revenue has been recognized. At the beginning of the year ending December 31, 2022, the accounts receivable, net balance is $44,998. If revenue has not yet been recognized, then a contract liability is also recorded. Such amounts are classified in the consolidated and combined balance sheets as deferred revenue. At the beginning of the year ending December 31, 2022, the deferred revenue, short-term and deferred revenue, long-term balances are $37,777 and $8,236, respectively. If revenue is recognized in advance of the right to invoice, a contract asset is recorded.

Payment terms are typically due within 30 days, but can occasionally be within 60 days. There are instances where the Company’s contracts contain upfront payment terms where services are being transferred over a period of time that can be up to two years and, therefore, contain a financing component. The Company separately evaluates the significance of the financing component for each contract. Generally, the Company does not believe that these payments contain a significant financing component as the difference between the amount of promised consideration and the cash selling price of the promised services arises for non-finance reasons. The Company also excludes from revenue government-assessed and imposed taxes on revenue-generating activities that are invoiced to customers.

Contract balances are classified as assets or liabilities on a contract-by-contract basis at the end of each reporting period.

Performance obligations: A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied.

Transaction price: The transaction price is the amount of consideration to which the Company expects to be entitled in exchange for transferring goods and services to its customer. Revenue from sales is recorded based on the transaction price, which includes estimates of variable consideration. The amount of variable consideration included in the transaction price is constrained and is included only to the extent it is probable that a significant reversal of revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

The Company includes estimates for variable consideration within its determination of the transaction price, subject to the constraint. Generally, the Company does not believe the estimates of variable consideration to be material. Certain arrangements contain variable consideration such as providing free services in the beginning of the contract. The Company’s contracts include service level guarantees from

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Notes to Consolidated and Combined Financial Statements

which we have not historically experienced any claims resulting in payments or credits to our customers. The Company estimates the impact of such service level guarantees using the expected value method. Based on our historic claims experience, we estimate the impact of service level guarantees on our contact transaction price to be immaterial.

The Company’s contracts generally do not contain rights of return, and the Company does not have a history of returns. The Company’s hardware contracts occasionally contain warranties that the equipment will be free from defects for a period of one year from the date of delivery. The Company does not have a history of payment of warranties.

Cash: The Company places its cash with high credit-quality institutions. The Company maintains cash balances that, from time to time, may exceed the federally insured limits. The Company has not experienced any losses as a result of this concentration and believes it is not exposed to any significant credit risk on cash balances.

Accounts Receivable: The Company adopted ASC 326, Financial Instruments-Credit Losses, as of January 1, 2023, with the cumulative-effect transition method with the required prospective approach. The measurement of expected credit losses under the current expected credit loss (CECL) methodology is applicable to financial assets measured at amortized cost, which consists of trade receivables. An allowance for credit losses under the CECL methodology is determined using the loss-rate approach and measured on a collective (pool) basis when similar risk characteristics exist. Where financial instruments do not share risk characteristics, they are evaluated on an individual basis. The CECL allowance is based on relevant available information from internal and external sources related to past events, current conditions, and reasonable and supportable forecasts. The allowance for credit losses was $2.5 million, is included within accounts receivable, net in the accompanying consolidated and combined balance sheet. The change in the allowance for credit losses during the year ended December 31, 2023, was not material to the consolidated and combined financial statements.

Prior to adoption of ASC 326, the Company maintained an allowance for doubtful accounts to reserve for potentially uncollectible receivables. The allowance for doubtful accounts as of December 31, 2022, $2.9 million, is included within the accounts receivable, net, in the accompanying consolidated and combined balance sheet.

Inventories: Inventories consisting of primarily purchased equipment are valued at the lower of cost or net realizable value, with cost determined on a first-in first-out basis (FIFO). We evaluate the need for write-downs associated with obsolete, slow-moving and nonsalable inventory by reviewing the net realizable inventory values on a periodic basis. At December 31, 2023 and 2022, an obsolescence reserve has been established totaling $0.4 million, for both years ended. The obsolescence reserve is included within inventories, net, in the accompanying consolidated and combined balance sheets.

Property, plant and equipment: Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the remaining lease term or estimated useful lives. Amortization of leasehold improvements is included in depreciation expense of property, plant and equipment. Expenditures that significantly increase values or extend useful lives of property and equipment are capitalized, whereas those for normal maintenance and repairs are expensed. Gains and losses on disposal of property and equipment are recorded in operations in the year of disposal.

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Notes to Consolidated and Combined Financial Statements

Estimated useful lives are as follows:

Years

Buildings	20-40
Aircraft and vehicles	5
Leasehold improvements	5-10
Equipment	3-10
Software	2-5

Intangible assets (except goodwill): Finite-lived intangible assets acquired in a business combination are recorded at fair value on the date of acquisition. Intangible assets not acquired in a business combination are recorded at cost. The Company amortizes finite-lived intangible assets over their estimated useful lives using the straight-line method. Costs incurred to renew or extend the term of recognized intangible assets are capitalized and amortized over the useful life of the asset. The cost of software that is developed or obtained for internal use is accounted for pursuant to ASC Topic 350, Intangibles—Goodwill and Other. Pursuant to ASC Topic 350, the Company capitalized costs for its SaaS based solutions during the application development stage and expensed costs incurred during the preliminary project and the post implementation operations stages of development. The Company did not capitalize software development costs during the fiscal years ended December 31, 2023 and 2022. The costs capitalized for each project are included in intangible assets and are amortized over their useful lives in the consolidated and combined financial statements.

Intangible assets that are deemed to have a finite life are amortized over their useful lives as follows:

Years

Tradenames	5-10
Developed software	5
Customer relationships	10
Other	Indefinite, 3 - 5

Impairment of long-lived assets (except goodwill): The Company reviews long-lived assets or asset groups for impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset or asset group may not be recoverable. Recoverability of long-lived assets or asset groups to be held and used is measured by a comparison of the carrying amount of a long-lived asset or asset groups to future net cash flows (undiscounted and without interest charges) expected to be generated by the long-lived asset or asset groups to determine if an impairment exists. If such long-lived assets or asset groups are determined to be impaired, the amount of the impairment is calculated as the difference between the excess of the carrying amount of the long-lived assets or assets groups over their fair value, which is estimated by calculating the discounted future net cash flows associated with the asset or asset group. Assets or asset groups to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Management has determined that there were no indicators of impairment of long-lived assets as of December 31, 2023 and 2022.

Goodwill: Goodwill represents the excess of the aggregate purchase price over the estimated fair value of the net assets acquired in business combinations. Goodwill is considered an indefinite lived asset and, therefore, not amortized for book purposes. Intangible assets with indefinite lives are not amortized but are reviewed for impairment at least annually or whenever events or circumstances indicate the carrying value of the asset may not be recoverable.

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Notes to Consolidated and Combined Financial Statements

The Company uses qualitative and quantitative approaches when testing goodwill for impairment. The Company performs a qualitative evaluation of events and circumstances impacting each reporting unit to determine the likelihood of a goodwill impairment charge. Based on that qualitative evaluation, if the Company determines it is more likely than not that the fair value of a reporting unit exceeds its carrying amount, no further evaluation is necessary. If it is more likely than not that the carrying value of a reporting unit exceeds the fair value, then an indication of impairment exists and the Company must perform a quantitative fair value assessment. If the fair value of a reporting unit is less than its carrying value, then an impairment charge equal to the excess of the carrying value over the fair value is recorded to the results of operations. The Company may only write down the carrying value of its indefinite-lived intangible assets. The Company is not permitted to increase the carrying value if the fair value of the assets subsequently increases.

No impairment charge was recorded during the years ending December 31, 2023 and 2022.

Income taxes: SD, SDG and SDH have elected by consent of the stockholders to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the entities do not pay corporate income taxes on their taxable income. Instead, the stockholders are responsible for income taxes on taxable income. Therefore, no benefit or receivable for income taxes relating to these companies have been included in the consolidated and combined financial statements. Certain other subsidiaries are subject to U.S. and foreign income tax expense, for which the Company follows guidance under ASC 740, Income Taxes, to determine deferred taxes. Income taxes expenses and benefits for entities subject to tax were included in the Income tax provision in the accompanying consolidated and combined statements of income for the years ended December 31, 2023 and 2022. The Company has made the election to treat certain state taxes as paid at the entity level rather than the individual level. The election was made during the year ended December 31, 2023, and the estimated amount of taxes payable is approximately $0.6 million.

The Company accounts for uncertainty in income tax positions by assessing whether there are any uncertain tax positions which may give rise to income tax liabilities and has determined that there were no such matters requiring recognition in the accompanying consolidated and combined financial statements. The Company would have classified interest and penalties as income tax expense in the consolidated and combined financial statements had uncertain tax positions been identified.

In January 2024, the Company was notified that they will be under limited examination for nonresident services reporting for the years 2017 – 2022. As of the date of these consolidated and combined financial statements, no adjustments have been proposed and the Company is not aware of any potential adjustments that would give rise to an uncertain tax position.

Debt issuance costs: The Company capitalizes costs incurred with the issuance of debt. These costs are presented on the consolidated and combined balance sheets as a direct reduction from the carrying amount of the related debt. The Company amortizes such costs as additional interest expense using the effective interest method over the contractual term of the underlying debt instruments. Amortization of debt issuance costs was immaterial for the years ended December 31, 2023 and 2022. Amortization of debt issuance costs is included in interest expense in the accompanying consolidated and combined statements of income.

Concentration of credit risk: Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of SDG’s accounts receivable. Credit risk with respect to receivables is influenced by the limited number of customers, the concentration of certain customers in the market and the ability of these customers to repay the Company. Management regularly contacts its customers and monitors their payment history. The Company has provided allowances for credit losses at

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Notes to Consolidated and Combined Financial Statements

December 31, 2023 and 2022, which management believes will be adequate to absorb any credit losses that may result from existing receivables.

Vendor concentration: As of December 31, 2023 and 2022, one vendor represented approximately 73% and 68% of cost of service and cost of equipment revenues, respectively, and approximately 39% and 30% of accounts payable and accrued expenses, respectively.

Advertising costs: The Company expenses advertising costs in the period when the costs are incurred. Advertising expense included in marketing expense in the accompanying consolidated and combined statements of income was $0.3 million and $0.4 million for the years ended December 31, 2023 and 2022, respectively.

Research and development costs: Expenditures for research and development are charged to expense as incurred and totaled $6.7 million and $7.6 million for the years ended December 31, 2023 and 2022, respectively. Research and development costs are included in other general and administrative expenses in the accompanying consolidated and combined statements of income.

Foreign currency translation: The accompanying consolidated and combined financial statements are presented in U.S. dollars (USD). The effects of translating the financial statements of foreign subsidiaries from the functional currency into the Company’s reporting currency (USD) are recognized as foreign currency translation adjustments in accumulated other comprehensive income. The translation of assets and liabilities to USD is made at the exchange rate in effect at the consolidated and combined balance sheet dates, while equity accounts are translated at historical rates. The translation of the consolidated and combined statement of income amounts is made monthly at the average currency exchange rate for the month. Net foreign currency transaction gains and losses on settled transactions were included in the other income (expenses) section of the Company’s consolidated and combined statements of income as of December 31, 2023 and 2022.

Leases: In accordance with ASC Topic 842, Leases, the Company is required to recognize most leases on their balance sheets as a right-of-use (ROU) asset representing the right to use an underlying asset and a lease liability representing the obligation to make lease payments over the lease term, measured on a discounted basis.

The Company determines if an arrangement is or contains a lease at inception, which is the date on which the terms of the contract are agreed to, and the agreement creates enforceable rights and obligations. A contract is or contains a lease when (i) explicitly or implicitly identified assets have been deployed in the contract and (ii) the Company obtains substantially all economic benefits from the use of that underlying asset and directs how and for what purpose the asset is used during the term of the contract. The Company also considers whether its service arrangements include the right to control the use of an asset.

The Company made an accounting policy election available under Topic 842 not to recognize ROU assets and lease liabilities for leases with a term of 12 months or less. For all other leases, ROU assets and lease liabilities are measured based on the present value of future lease payments over the lease term at the commencement date of the lease (or January 1, 2022 for existing leases upon the adoption of Topic 842). The ROU assets also include any initial direct costs incurred and lease payments made at or before the commencement date and are reduced by any lease incentives. To determine the present value of lease payments, the Company utilizes our incremental borrowing rate, which is aligned with the lease term at the lease commencement date (or remaining term for leases existing upon the adoption of Topic 842).

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Notes to Consolidated and Combined Financial Statements

Future lease payments may include fixed rent escalation clauses or payments that depend on an index (such as the consumer price index), which is initially measured using the index or rate at lease commencement. Subsequent changes of an index and other periodic market-rate adjustments to base rent are recorded in variable lease expense in the period incurred. Residual value guarantees or payments for terminating the lease are included in the lease payments only when it is probable they will be incurred.

The Company has made an accounting policy election to account for lease and non-lease components in its contracts as a single lease component for all leases. The non-lease components typically represent additional services transferred to the Company, such as common area maintenance for real estate, which are variable in nature and recorded in variable lease expense in the period incurred.

Recent accounting pronouncement not yet adopted: The Company considers the applicability and impact of all Accounting Standards Updates (ASUs) issued by the Financial Accounting Standards Board (FASB). ASUs not listed below were assessed and determined to be either not applicable or expected to have minimal impact on our consolidated and combined financial statements and related notes.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvement to Income Tax Disclosures, to enhance the transparency and decision usefulness of income tax disclosures, most notably in the tax rate reconciliation and income taxes paid. This guidance is effective for annual periods beginning after December 15, 2025. Early adoption is permitted and the amendments should be applied on a prospective basis, however, retrospective application is permitted. We are currently evaluating the impact that this guidance will have upon our consolidated and combined financial statements and related notes.

The FASB and other entities issued new, modifications to, or interpretations of existing accounting guidance during the year ended December 31, 2023. The Company has considered the new pronouncements that altered U.S. GAAP, and does not believe that any other new or modified principles have a material impact on the Company’s reported financial position or operations in the near-term.

Subsequent events: Management has evaluated subsequent events through April 25, 2024, which is the date the consolidated and combined financial statements were available to be issued. Except as noted under Income Taxes, management has not identified other subsequent events impacting the consolidated and combined financial statements.

Note 2.
Restatement of Previously Issued Consolidated and Combined Financial Statements

During the preparation of the Company’s Consolidated and Combined Financial Statements as of and for the years ended December 31, 2023 and 2022, to reflect a change in method of accounting for previous policy elections available to private companies provided by the Private Company Council (PCC) and reclassifications to be in compliance with Regulation S-X, the Company identified and corrected misstatements in the previously issued consolidated and combined financial statements. The misstatements included (a) recognition of current and long term unbilled receivables, previously included in accounts receivable, net and deposits and other assets, and current and long term deferred revenue associated with the Company’s connectivity services arrangements that lacked an unconditional right to invoice under the terms of the contracts with customers (b) misclassification of income tax provision amounts associated with tax in certain foreign jurisdictions, sales tax expense, and loss (gain) on disposal of property, plant and equipment in other income (expenses) (c) misclassification and improper valuation of deferred tax assets and (d) as of December 31, 2023, gross up instead of elimination of intercompany balances between accounts receivable, net and accounts payable.

The change in method of accounting related to ASU No. 2014-02, Intangibles-Goodwill and Other (Topic 350): Accounting for Goodwill and ASU No. 2014-18, Business Combinations (Topic 805): Accounting for

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Notes to Consolidated and Combined Financial Statements

Identifiable Assets in a Business Combination. The impacts of the removal of the PCC elections included the reversal of all previously recorded goodwill amortization, recording customer relationships intangible assets separate from goodwill, and recording amortization on those intangible assets.

The impact of the change in method of accounting, error corrections and reclassifications to be in compliance with Regulation S-X are summarized below (in thousands):

	As of December 31, 2023
	As Previously Reported	Change in Method of Accounting	Error Corrections	As Restated
Changes in Consolidated and Combined Balance Sheet:
Accounts receivable, net	$92,810	$-	$(21,575)	$71,235
Total current assets	125,904	-	(21,575)	104,329
Intangible assets, net	1,214	2,329	-	3,543
Goodwill, net	5,001	4,868	-	9,869
Deferred income taxes	-	-	85	85
Deposits and other assets	11,162	-	(6,872)	4,290
Total non-current assets	71,127	7,197	(6,787)	71,537
Total assets	197,031	7,197	(28,362)	175,866
Accounts payable	52,644	-	(5,308)	47,336
Deferred revenue, short-term	45,980	-	(16,267)	29,713
Total current liabilities	121,554	-	(21,575)	99,979
Deferred revenue, long-term	15,294	-	(6,787)	8,507
Total non-current liabilities	82,510	-	(6,787)	75,723
Total liabilities	204,064	-	(28,362)	175,702
Retained earnings	50,861	7,197	-	58,058
Total stockholder's (deficit) equity	(7,033)	7,197	-	164
Total liabilities and stockholder's (deficit) equity	197,031	7,197	(28,362)	175,866

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Notes to Consolidated and Combined Financial Statements

	As of December 31, 2022
	As Previously Reported	Change in Method of Accounting	Error Corrections	As Restated
Changes in Consolidated and Combined Balance Sheet:
Accounts receivable, net	$66,805	$-	$(15,535)	$51,270
Total current assets	88,545	-	(15,535)	73,010
Intangible assets, net	1,426	3,121	-	4,547
Goodwill, net	6,780	3,089	-	9,869
Deferred income taxes	-	-	292	292
Deposits and other assets	9,716	-	(9,363)	353
Total non-current assets	93,552	6,210	(9,071)	90,691
Total assets	182,097	6,210	(24,606)	163,701
Deferred revenue, short-term	41,496	-	(15,535)	25,961
Total current liabilities	105,753	-	(15,535)	90,218
Deferred revenue, long-term	13,723	-	(6,118)	7,605
Total non-current liabilities	84,832	-	(6,118)	78,714
Total liabilities	190,585	-	(21,653)	168,932
Retained earnings	49,769	6,210	(2,953)	53,026
Total stockholders' deficit (equity)	(8,488)	6,210	(2,953)	(5,231)
Total liabilities and stockholders' deficit (equity)	182,097	6,210	(24,606)	163,701

	For the Year Ended December 31, 2023
	As Previously Reported	Change in Method of Accounting	S-X Compliance	Error Corrections	As Restated
Changes in Consolidated and Combined Statement of Income,
Comprehensive Income and Statement of Stockholder's (Deficit) Equity:
Revenues	$447,600	$-	$(447,600)	$-	$-
Service revenue	-	-	401,442	-	401,442
Equipment revenue	-	-	46,158	-	46,158
Cost of revenue	282,629	-	(282,629)	-	-
Cost of service revenue	-	-	251,547	-	251,547
Cost of equipment revenue	-	-	31,082	-	31,082
Depreciation and amortization expense	14,066	(987)	-	-	13,079
Other general and administrative expenses	19,846	-	-	(1,764)	18,082
Loss on disposal of property, plant and equipment
(operating expenses)	-	-	-	10,179	10,179
Total operating expenses	396,216	(987)	-	8,415	403,644
Operating income	51,384	987	-	(8,415)	43,956
Loss on disposal of property, plant and equipment
(other (expense) income)	(10,179)	-	-	10,179	-
Other (expenses) income, net	(1,550)	-	-	3,099	1,549
Total other (expenses) income	(15,686)	-	-	13,278	(2,408)
Income tax provision (benefit)	-	(209)	-	2,120	1,911
Net income	35,698	1,196	-	2,743	39,637
Comprehensive income	36,061	1,196	-	2,743	40,000

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Notes to Consolidated and Combined Financial Statements

	For the Year Ended December 31, 2022
	As Previously Reported	Change in Method of Accounting	S-X Compliance	Error Corrections	As Restated
Changes in Consolidated and Combined Statement of Income,
Comprensive Income and Stockholder's Deficit:
Revenues	$385,323	$-	$(385,323)	$-	$-
Service revenue	-	-	354,375	-	354,375
Equipment revenue	-	-	30,948	-	30,948
Cost of revenue	243,503	-	(243,503)	-	-
Cost of service revenue	-	-	223,867	-	223,867
Cost of equipment revenue	-	-	19,636	-	19,636
Depreciation and amortization expense	17,324	(987)	-	-	16,337
Gain on sale of property, plant and equipment (operating expenses)	-	-	-	(8,943)	(8,943)
Other general and administrative expenses	23,569	-		503	24,072
Total operating expenses	362,876	(987)	-	(8,440)	353,449
Operating income	22,447	987	-	8,440	31,874
Gain on sale of property, plant and equipment (other (expenses) income).	8,943	-	-	(8,943)	-
Other (expenses) income, net	(1,081)	2,092	-	189	1,200
Total other (expenses) income	4,838	2,092	-	(8,754)	(1,824)
Income tax provision (benefit)	-	(209)	-	415	206
Net income (loss)	27,285	3,288	-	(729)	29,844
Comprehensive income (loss)	26,929	3,288	-	(729)	29,488

	For the Year Ended December 31, 2023
	As Previously Reported	Change in Method of Accounting	Error Corrections	As Restated
Changes in Consolidated and Combined
Statement of Cash Flows:
Net income	$35,698	$1,196	$2,743	$39,637
Depreciation and amortization	14,056	(977)	-	13,079
Deferred income taxes	-	(209)	416	207
Accounts receivable	(26,478)	-	6,040	(20,438)
Deposits and other assets	58	(10)	(2,490)	(2,442)
Accounts payable	15,285	-	(5,308)	9,977
Deferred revenue	6,055	-	(1,401)	4,654

	For the Year Ended December 31, 2022
	As Previously Reported	Change in Method of Accounting	Error Corrections	As Restated
Changes in Consolidated and Combined
Statement of Cash Flows:
Net income (loss)	$27,285	$3,288	$(729)	$29,844
Depreciation and amortization	17,324	(987)	-	16,337
Deferred income taxes	-	(209)	(83)	(292)
Loss on disposal of goodwill	2,092	(2,092)	-	-
Accounts receivable	(6,699)	-	(188)	(6,887)
Deposits and other assets	(809)	-	857	48
Deferred revenue	(12,591)	-	143	(12,448)

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Notes to Consolidated and Combined Financial Statements

Note 3.
Composition of Certain Balance Sheet Accounts

Property, plant and equipment consist of the following as of December 31, 2023 and 2022

(in thousands):

	2023	2022

Land and buildings	$31,450	$45,130
Aircraft and vehicles	27,341	27,188
Leasehold improvements	5,059	5,050
Equipment	35,031	42,186
Software	140	140
	99,021	119,694
Less accumulated depreciation	(49,077)	(48,295)
	$49,944	$71,399

Depreciation expense as of December 31, 2023 and 2022, was $12.0 million and $14.6 million, respectively, and is included in depreciation and amortization expense in the accompanying consolidated and combined statements of income.

Inventories consist of the following as of December 31, 2023 and 2022 (in thousands):

	2023	2022

Work-in-process component parts	$8,523	$5,583
Finished good, net reserve for obsolescence	10,649	6,063
Total inventory	$19,172	$11,646

Note 4.
Intangible Assets, Net

Intangible assets, other than goodwill, as of December 31, 2023 and 2022 were as follows (in thousands):

	As of December 31, 2023			As of December 31, 2022
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets:
Tradenames	$2,281	$(1,562)	$719	$2,281	$(1,334)	$947
Developed Software	7,330	(7,240)	90	7,215	(7,215)	-
Customer Relationships	8,019	(5,689)	2,330	8,019	(4,898)	3,121
Other	2,162	(1,758)	404	2,170	(1,691)	479
Total intangible assets	$19,792	$(16,249)	$3,543	$19,685	$(15,138)	$4,547

Amortization expense as of December 31, 2023 and 2022, was $1.1 million and $1.7 million, respectively, and is included in depreciation and amortization expense in the accompanying consolidated and combined statements of income.

The estimated future amortization expense related to intangible assets subject to amortization as of December 31, 2023, is as follows (in thousands):

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Notes to Consolidated and Combined Financial Statements

Years ending December 31:
2024	$1,102
2025	1,076
2026	1,026
2027	4
2028	2
$3,210

Note 5.
Goodwill, Net

As of the beginning and end of the years December 31, 2023 and 2022, the carrying value of goodwill includes the gross amount of $13,228 and accumulated impairment losses of $3,359 for a net carrying value of $9,869.

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Notes to Consolidated and Combined Financial Statements

Note 6.
Accrued Expense

Accrued expenses are composed of the following December 31, 2023 and 2022 (in thousands):

	2023	2022

Salaries and benefits	$7,302	$6,114
State and local sales taxes payable	4,766	6,537
Other taxes payable	1,690	355
Payables to vendors	6,882	7,273
	$20,640	$20,279

Note 7.
Long-Term Debt

Notes payable consist of the following as of December 31, 2023 and 2022, (in thousands):

	2023	2022	Interest Rate	Maturity Date

Revolving Credit Facility (Wells Fargo)	$-	$27,453	SOFR + 1.65%	January 2027
Revolving Credit Facility (Bank of America)	46,612	-	SOFR + 1.25%	May 2028
Aircraft Note - Gulfstream G550	18,375	20,213	2.94%	December 2026
Term Loan	-	11,221	SOFR + 1.65%	January 2027
Office Building Note	-	7,995	SOFR + 1.86%	June 2026
Aircraft Hangar Note	-	3,366	SOFR + 1.61%	July 2024
Data Center Building Note	-	2,633	SOFR + 1.86%	September 2023
Debt issuance costs, net	-	(88)
Total	64,987	72,793
Less current maturities	(1,838)	(6,193)
Total long-term debt obligations	$63,149	$66,600

Principal maturity requirements on long-term debt subsequent to December 31, 2023, are as follows (in thousands):

Years ending December 31:
2024	$1,838
2025	1,838
2026	14,699
2027	-
2028	46,612
$64,987

As of December 31, 2023 and 2022, the Company’s total outstanding notes payable was $65.0 million and $72.8 million, respectively, which includes long-term and short-term debt.

The Company’s Aircraft Note – Gulfstream G550 note is payable in monthly principal and interest payments of $0.2 million, and is collateralized by an aircraft.

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Notes to Consolidated and Combined Financial Statements

The Revolving Credit Facility (Wells Fargo), Term Loan, Office Building Note, Aircraft Hangar Note and Data Center Building Note were payable to the same lender. All five obligations and related accrued interest were paid in full on May 9, 2023 with funds provided by the Revolving Credit Facility (Bank of America).

On May 1, 2023, the Company entered into the Revolving Credit Facility (Bank of America) for the purposes of borrowing on a revolving line of credit, collateralized by substantially all of the Company’s assets. The availability of funds under this agreement are $100 million, from May 1, 2023 until April 30, 2025, $95 million, from May 1, 2025 until April 30, 2027, then $90 million, from May 1, 2027 until April 30, 2028. Interest is payable monthly, and principal may be repaid and reborrowed until the expiration date of April 30, 2028. Interest accrues at the Secured Overnight Financing Rate (SOFR, 5.50% at December 31, 2023) plus an applicable rate. The applicable rate is either 1.45%, 1.35%, or 1.25% based on the Company’s financial test covenant ratios, as defined by the agreement. The Company is subject to an unused commitment fee of either 0.25%, 0.20%, or 0.15%, based on the Company’s financial test covenant ratios, as defined by the agreement. At December 31, 2023, the Company’s financial covenant ratio required the applicable rate to be 1.25% and the unused commitment fee to be 0.15%.

To hedge against interest rate risk on its floating-rate notes, the Company entered into an interest rate swap (the Swap) with a major U.S. bank as the counterparty. The Swap has a notional value of $45.0 million and the Company elected not to apply hedge accounting in accordance with ASC 815, Derivatives and Hedging. The Company pays interest on the notional value at 2.85% and receives interest on the notional value at the floating SOFR. The Swap matures on April 30, 2028. The effect of the Swap is to convert a portion of the Company’s floating-rate notes to fixed-rate debt.

On April 13, 2020, Comsat was the recipient of a $7.0 million Payroll Protection Program (PPP) loan as administered by the Small Business Administration (SBA) under The Coronavirus Air, Relief and Economic Security Act (the Cares Act). In 2021, the full amount of the loan was forgiven.

The SBA may audit whether the Company qualified for the PPP loans and met the conditions necessary for forgiveness of the loan for up to six years after it forgave the loans. Therefore, it is possible that the Company may have to repay an amount previously forgiven by the SBA.

Note 8.
Leases

The Company leases real estate under operating lease agreements that have initial terms ranging from two to twenty-five years. Some leases include one or more options to renew, generally at the Company’s sole discretion, with renewal terms that can extend the lease term up to seven years. In addition, certain leases contain termination options, where the rights to terminate are held by either the Company, the lessor or both parties. These options to extend or terminate a lease are included in the lease terms when it is reasonably certain that the Company will exercise that option. The Company’s operating leases generally do not contain any material restrictive covenants or residual value guarantees. The Company is also a sub-lessor in one real estate lease that terminated in 2023.

Operating lease costs and sub-lease income is recognized on a straight-line basis over the lease term. Financing lease costs, should the Company enter into such agreement in the future, would be recognized as a combination of the amortization expense for the ROU assets and interest expense for the

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Notes to Consolidated and Combined Financial Statements

outstanding lease liabilities, that would result in a front-loaded expense pattern over the lease term. The components of lease expense are as follows as of December 31, 2023 and 2022 (in thousands):

	2023	2022

Operating lease cost	$551	$593
Variable lease cost	1,280	2,161
Sublease income, Gross	(193)	(322)
Total lease cost	$1,638	$2,432

Supplemental cash flow and weighted average remaining lease term and discount rate information related to leases is as follows as of December 31, 2023 and 2022, (in thousands, except lease terms and discount rates):

	2023	2022

Cash paid for amounts included in measurement of lease liabilities - payments on operating leases	$599	$587
ROU assets obtained in exchange for new lease obligations: Operating leases upon adoption	$-	$4,871
Weighted average remaining lease term:	9.64years	10.38years
Weighted average remaining discount rate:	1.82%	1.81%

Future undiscounted cash flows for each of the next five years and thereafter and a reconciliation to the lease liabilities recognized on the consolidated and combined balance sheet are as follows as of December 31, 2023 (in thousands):

Operating Leases
Years ending December 31,
2024	$530
2025	530
2026	550
2027	567
2028	600
Thereafter	2,193
Total future minimum lease payments	4,970
Less: Amount representing interest	(451)
Total present value of lease liabilities	4,519
Less: Current maturities	(452)
Total long-term lease liabilities	$4,067

Note 9.
Employee Benefit Plans

The Company has various plans that cover substantially all employees. The Satcom Direct, Inc. Profit Sharing Plan provides retirement benefits through a 401(k) plan for SD, SDG, ACL and Comsat employees. The Company’s matching contribution formula is based on service eligibility and the employees’ deferral contributions. Employees are 100% vested in their elective deferrals, the Company matching contributions are vested over a year three year period. Total matching contributions for the

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Notes to Consolidated and Combined Financial Statements

years ended December 31, 2023 and 2022, were $1.8 million for both years, and are included in employee expense in the accompanying consolidated and combined statements of income. Additionally, the Company may make discretionary profit sharing contributions to this plan. These discretionary contributions are vested based on years of service. After two years of service, employees are vested 20% each year until year six when an employee is 100% vested. There was no discretionary profit sharing contribution made as of December 31, 2023 and 2022.

Total employer contributions to foreign plans are based on the laws specific to each particular country. Employer contributions expense to these plans was $0.5 million for both years ended December 31, 2023 and 2022. These amounts are included in employee expense in the accompanying consolidated and combined statements of income.

Note 10.
Self-Insurance of Healthcare

The Company self-insures its employees’ health insurance benefits beginning July 1, 2023. The Company accrued $0.4 million for its self-insured liabilities as of December 31, 2023, which is included as a component of accrued expenses in the accompanying consolidated and combined balance sheets.

Note 11.
Related Party Transactions

The Company leases several facilities from an entity related through common ownership. Rent expense associated with these leases for the years ended December 31, 2023 and 2022, was $0.2 million and $0.1 million, respectively.

Note 12.
Contingencies

The Company is subject to various claims, legal actions and disputes in the normal course of business. The Company provides for losses, if any, in the year in which they can be reasonably estimated.

In accordance with ASC Topic 450-20 (Loss Contingencies) the Company records a liability in its financial statements when a loss is known or considered probable, and the amount can be reasonably estimated. The Company reviews the status of each significant matter each accounting period as additional information is known and adjusts the loss provision when appropriate. As of December 31, 2022, the Company accrued a contingent liability for state and local sales taxes in a variety of jurisdictions for periods between 2010 and 2022, which is included in accrued expenses in the accompanying consolidated and combined balance sheets in the amount of approximately $6.5 million. During the year ended December 31, 2023, the Company evaluated this contingent liability with new information, which included more accurate flight tracking data to evaluate the impact of sales in various jurisdictions, resulting in a reduction of the previously accrued liability of approximately $2.4 million. This change in estimate resulted in approximately $2.4 million increase to net income, included other general and administrative expenses, net in the accompanying consolidated and combined statements of income.

For the year ended December 31, 2023, the Company incurred an additional liability of $0.7 million. As of December 31, 2023, the contingent liability is approximately $4.8 million , which is included in accrued expenses in the accompanying consolidated and combined balance sheets. The Company believes that the reserve represents the best current estimate of any potential liability in the area of state and local taxes.

Note 13.
Fair Value of Financial Assets

A three-tier fair value hierarchy has been established which prioritizes the inputs used in measuring fair value. These tiers include:

•
Level 1 - defined as observable inputs such as quoted prices for identical assets or liabilities in active markets;

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Notes to Consolidated and Combined Financial Statements

•
Level 2 - defined as observable inputs other than Level 1 inputs such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and
•
Level 3 - defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Our Swap is carried at fair value based on significant observable inputs (Level 2 inputs). Derivatives entered into by us are typically executed over-the-counter and are valued using discounted cash flows along with fair value models that primarily use market observable inputs. These models take into account a variety of factors including, where applicable, maturity, interest rate yield curves, and counterparty credit risks.

During the year ended December 31, 2023, the change in fair value of the asset under the Swap decreased $0.1 million and has been reflected as interest expense in the accompanying consolidated and combined statements of income. As of December 31, 2023, the fair value of the Swap asset was $1.3 million, which has been reported as deposits and other assets in the accompanying consolidated and combined balance sheet.

Note 14.
Income Tax

For financial reporting purposes, the income before tax provision include the following components for the years ended December 31, 2023 and December 31, 2022 (in thousands):

	For the Years Ended December 31,
	2023	2022

United States	$38,646	$34,154
Foreign	2,902	(4,104)
Income tax provision	$41,548	$30,050

Significant components of the (benefit) provision of income taxes for the years ended December 31, 2023 and December 31, 2022 are as follows (in thousands):

	For the Years Ended December 31,
	2023	2022
Current:
Federal	$-	$-
State	669	112
Foreign	1,216	(508)
	1,885	(396)

Deferred:
Federal	-	-
State	-	-
Foreign	26	602
	26	602
Total	$1,911	$206

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Notes to Consolidated and Combined Financial Statements

The provision for income taxes differs from income taxes computed at the federal statutory tax rates for the years ended December 31, 2023 and December 31, 2022 as a result of the following items:

	For the Years Ended December 31,
	2023	2022

Federal statutory rate	21.0%	21.0%
Effect of:
State income taxes	1.6%	0.4%
Other permanent differences
Non-taxable income	(19.5)%	(24.3)%
Foreign rate differential	1.3%	3.8%
Other	0.2%	(0.1)%
Effective tax rate	4.6%	0.8%

The effective tax rate for 2023 and 2022 was below the current U.S. federal statutory rate of 21% primarily due to pass-through income which is not taxed at the entity level for Federal US tax purposes, partially offset by state income taxes, and foreign losses the Company is not able to currently benefit from.

Components of the net deferred income tax assets and liabilities as of December 31, 2023 and December 31, 2022 are as follows (in thousands):

	2023	2022
Deferred income tax assets:
Foreign net operating loss	$1,588	$1,243
Foreign tax credits	1,208	1,208
Bad debt	61	99
Accrued expenses	-	46
Other	364	329
Total deferred income tax assets	3,221	2,925

Deferred income tax liabilities:
Finite-lived intangible assets	(809)	(1,079)
Property, plant and equipment	(709)	(472)
Other	(216)	-
Total deferred income tax liabilities	(1,734)	(1,551)
Total deferred income tax	1,487	1,374
Valuation allowance	(1,402)	(1,082)
Net deferred income tax asset	$85	$292

As of December 31, 2023, and December 31, 2022, the Company had valuation allowances of $1.4 million and $1.1 million, respectively, against its deferred tax assets in Canada and Russia. The valuation allowance increased by $0.3 million during 2023. The gross net operating loss carry-forwards from Canadian operations are approximately $6.0 million and the net operating loss carry-forwards do not expire. The Company cannot benefit from these net operating losses currently, as such a valuation allowance has been established against such tax benefits.

Satcom Direct, Inc. and Subsidiaries and Combined Affiliates

Notes to Consolidated and Combined Financial Statements

Undistributed foreign earnings that the Company intends to reinvest indefinitely amounted to, an immaterial amount as of December 31, 2023.

The Company files income tax returns in the U.S., in various states and in certain international jurisdictions. We generally are no longer subject to U.S. federal, state, local, or international income tax examinations by tax authorities for years prior to 2020.